Exhibit 99.1

First Solar Announces 2010 Guidance and Capacity Expansion Plans

  Net Sales of $2.7 to $2.9 billion
  Earnings Per Share (EPS) of $6.05 to $6.85
  Free cash flow between $180 and $290 million (operating cash flow of $730 to $790 million)
  Eight production lines to be added, bringing annual or announced production capacity to 1.8GW
TEMPE, Ariz., Dec. 16, 2009 — First Solar Inc. (Nasdaq: FSLR), today announced 2010 financial guidance and plans for the addition of eight production lines at its manufacturing center in Kulim, Malaysia, starting production in the first half of 2011.

Fiscal year 2010 net sales are projected to be $2.7 to $2.9 billion, with EPS of $6.05 to $6.85.  The Company plans to invest $365 million of capital to add two production plants, consisting of four manufacturing lines each.  This expansion is expected to increase First Solar’s annual capacity by 424 megawatts (MW), assuming the third quarter 2009 reported annual line run rate of 53 MW.

“First Solar is expanding capacity to satisfy a global contracted and advanced pipeline of over six gigawatts (GW) from 2010-2012,” said Rob Gillette, First Solar chief executive officer.  “In 2009 we increased our contracted North American pipeline by approximately 1.5GW, expanding our penetration in  transition markets.  This drives further capacity needs around a demand pool that is less volatile and more predictable than the traditional feed in tariff-based markets.”

With the announced expansion in Malaysia and the previously announced two-line factory in France, First Solar expects to add ten production lines during 2010 and 2011, increasing capacity by over 48% from current levels, bringing  First Solar’s  annual or announced production capacity to approximately 1.8GW (based on current production levels).

In 2010, First Solar forecasts net sales of $2.7 to $2.9 billion.  Consolidated gross margins are expected to be 38% with operating margins at 23-24%, influenced by a mix shift to the systems business, which includes $0.6 to $0.8 billion of EPC/project development.  Start-up expenses associated with the Malaysian expansion are projected to be approximately $25 million, and stock-based compensation is projected to be $95 to $105 million.  Other assumptions include a tax rate of 15%, annual blended euro exchange rate of $1.38 (based on a 2010 spot rate of $1.40/Euro), and diluted shares outstanding of 86 to 87 million.  EPS is projected in the range of $6.05 to $6.85.  Total capital spending is projected to range from $500 to $550 million, including the Malaysian expansion.  As a result, the Company expects to generate $730 to $790 million of operating cash flow and $180 to $290 million of free cash flow.

The Company has posted a presentation describing this guidance, including additional details regarding the key assumptions relating to this guidance, on the Investor section of its website at www.firstsolar.com.  The guidance will also be discussed in a live audio webcast beginning today at 4:15 p.m. ET.  Please visit www.firstsolar.com to access the webcast.

About First Solar
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions.  By continually driving down manufacturing costs, First Solar is delivering an economically viable alternative to fossil-fuel generation today.  From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment.  For more information about First Solar, please visit www.firstsolar.com.

Use of Non-GAAP Financial Measure
This press release includes a presentation of Free Cash Flow, which is a financial measure not prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Free Cash Flow is Net Cash Provided by Operating Activities minus capital expenditures (purchases of property, plant and equipment).  The Company uses Free Cash Flow to evaluate its businesses, and this measure is considered an important indicator of the Company’s liquidity and ability to pursue opportunities to enhance shareholder value, including its ability to reduce debt and make strategic investments.  A general limitation of a Free Cash Flow measure is that it is not prepared in accordance with GAAP and thus may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items.
Forecasted FY2010 (in millions)
High Case
Free cash flow	$290.0
+ Purchases of property, plant and equipment	500.0
= Net cash provided by operating activities	$790.0

Low Case
Free cash flow	$180.0
+ Purchases of property, plant and equipment	550.0
= Net cash provided by operating activities	$730.0
Caution Concerning Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances.  The forward-looking statements in this release do not constitute guarantees of future performance.  These statements involve a number of factors that could cause actual results to differ materially, including risks associated with the Company's business involving the Company's products, their development and distribution, economic and competitive factors and the Company's key strategic relationships and other risks detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

SOURCE: First Solar, Inc.
Contacts:

Investors:
Larry Polizzotto
+1-602-414-9361
investor@firstsolar.com

Media
United States                                                                                    Europe:
Lisa Morse                                                                                        Brandon Mitchener
+1-602-414-9361                                                                             +49-6131-1443-399
media@firstsolar.com                                                                   media@firstsolar.com